Exhibit 99.1

Press Release	contacts:	Alfred G. Merriweather	Jeremiah Hall
		Chief Financial Officer	Feinstein Kean Healthcare
		Tel: 650 624 4576	Tel: 415 677-2700
		amerriweather@monogrambio.com	jeremiah.hall@fkhealth.com

Monogram Announces Settlement of CVR Liability

SOUTH SAN FRANCISCO, Calif., June 12, 2006 – Monogram Biosciences, Inc. (Nasdaq: MGRM) today announced that the amount payable in relation to its outstanding Contingent Value Rights (CVRs) has been determined at approximately $57 million, or $0.88 per CVR, and that, as previously announced, the payment will be made in cash.

“By resolving the CVRs, we bring closure to a period of uncertainty regarding our financial situation,” said William D. Young, Monogram’s chairman and chief executive officer. “The company’s financial strength is evident from our recent agreement with Pfizer, which contributed to our ability to satisfy these CVRs with a cash payout. Resolving the CVRs, without further dilution to stockholders, was an important priority for Monogram. We are pleased to be able to now move forward in pursuit of our mission of developing advanced diagnostic products that help physicians and pharmaceutical companies provide the right drug to the right patient at the right time.”

“We are excited about our potential opportunities in HIV, with the use of our Co-Receptor Tropism Assay for patient selection for CCR5 inhibitor drugs, and in oncology, with the application of our eTag technology for selection of likely responders to cancer drugs that target the EGFR pathway,” said Young. “We look forward to executing on these opportunities.”

Pfizer, Inc (NYSE:PFE) recently invested $25 million in Monogram through a 3% Senior Secured Convertible Note, with a conversion price that has been initially set at $2.7048 per share. At March 31, 2006, Monogram had $67 million in cash, cash equivalents and investments. Reflecting the Pfizer investment of $25 million, and the payment of $57 million under the CVRs, on a proforma basis, these cash resources at March 31 would have been approximately $35 million.

Payment details

Information about the details of payments to CVR holders has been posted on the Company’s website at http://ir.monogrambio.com/downloads/cvr.pdf and has been filed with the SEC on Form 8K.

About Monogram

Monogram is advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious infectious diseases and cancer. The Company’s products are designed to help doctors optimize treatment regimens for their patients that lead to better outcomes and reduced costs. The Company’s technology is also being used by numerous biopharmaceutical companies to develop new and improved antiviral therapeutics and vaccines as well as targeted cancer therapeutics. More information about the Company and its technology can be found on its web site at www.monogrambio.com.

Forward Looking Statements

Certain statements in this press release are forward-looking. These forward-looking statements include references to plans for further development of the eTag technology, activities expected to occur in connection with the collaboration with Pfizer and the use of the Company’s tests for patient selection for CCR5 inhibitor drugs. These forward looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to: risks related to the implementation of the collaboration with Pfizer; risks and uncertainties relating to the performance of our products; the growth in revenues; the size, timing and success or failure of any clinical trials for CCR5 inhibitors; the use of our Co-Receptor Tropism Assay for patient use in the event of approval of any CCR5 inhibitors; the ability of our eTag assays to predict response to particular therapeutic agents, our ability to successfully conduct clinical studies and the results obtained from those studies; whether larger confirmatory clinical studies will confirm the results of initial studies; our ability to establish reliable, high-volume operations at commercially reasonable costs; expected reliance on a few customers for the majority of our revenues; the annual renewal of certain customer agreements; actual market acceptance of our products and adoption of our technological approach and products by pharmaceutical and biotechnology companies; our estimate of the size of our markets; our estimates of the levels of demand for our products; the impact of competition; the timing and ultimate size of pharmaceutical company clinical trials; whether payors will authorize reimbursement for our products and services; whether the FDA or any other agency will decide to further regulate our products or services; whether we will encounter problems or delays in automating our processes; the ultimate validity and enforceability of our patent applications and patents; the possible infringement of the intellectual property of others; whether licenses to third party technology will be available; whether we are able to build brand loyalty and expand revenues; and whether we will be able to raise sufficient capital in the future, if required. For a discussion of other factors that may cause our actual events to differ from those projected, please refer to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. We do not undertake, and specifically disclaim any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.